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                                                                    EXHIBIT 3.03

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                HNC SOFTWARE INC.


        HNC Software Inc., a Delaware corporation (the "CORPORATION"), does hereby certify that the following amendment to the Corporation's Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation's board of directors and stockholders.

        The first sentence of Article IV of the Restated Certificate of Incorporation, relating to the Corporation's authorized shares of stock is amended to read in its entirety as follows:

                      The total number of shares of all classes of stock which
               the corporation has authority to issue is Two Hundred Forty-Four Million (244,000,000) shares, consisting of two classes: Two Hundred Forty Million (240,000,000) shares of Common Stock, $0.001 par value per share, and Four Million (4,000,000) shares of Preferred Stock, $0.001 par value per share.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of June, 2002.


                                            HNC SOFTWARE INC.



                                            By:   /s/ Kenneth J. Saunders
                                               ---------------------------------
                                               Kenneth J. Saunders, Secretary